Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

July 14, 2021

VIA EDGAR

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Oncocyte Corporation, a California corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement covers the resale, by the selling stockholders listed therein, from time to time pursuant to Rule 415 under the Securities Act, of 9,436,465 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), which consist of: (a) 982,318 shares of Common Stock (“Razor Shares”) delivered to certain selling shareholders pursuant to the Subscription and Stock Purchase Agreement (the “Purchase Agreement”), dated September 4, 2019, among the Company, Encore Clinical, Inc., and Razor Genomics, Inc., and pursuant to certain related Minority Holder Stock Purchase Agreements of like tenor (the “Minority Purchase Agreements”) with the shareholders of Razor Genomics, Inc. other than Encore Clinical, Inc.; (b) 647,911 shares of Common Stock (the “Chronix Shares”) delivered to certain selling shareholders pursuant to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 15, 2021, by and among the Company, CNI Monitor Sub, Inc., Chronix Biomedical, Inc. (“Chronix”), the shareholders a party thereto, and David MacKenzie as the Equityholder Representative; (c) up to 7,213,089 shares of Common Stock (the “Earnout Shares”) that may become issuable to the selling shareholders as earnout payments pursuant to the terms of the Merger Agreement contingent upon the achievement of milestones specified in the Merger Agreement; and (d) up to 593,147 shares of Common Stock (the “Restructured Shares”) that may become issuable to certain selling shareholders as payments for restructured liabilities incurred by Chronix pursuant to the terms of agreements between Chronix and such selling shareholders (the “Chronix Agreements”), contingent upon whether Chronix elects to pay all or a portion of the restructured liabilities to the selling shareholders in shares of its common stock.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Further, we have assumed with respect to any Earnout Shares or Restructured Shares, that: (a) the Earnout Shares will be issued only upon the achievement of all applicable revenues and milestones set forth in the Merger Agreement, (b) at the time of the issuance of the Earnout Shares or Restructured Shares the Company will continue to be validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite corporate power and authority to issue the Earnout Shares, and (c) that the issuance of the Earnout Shares or Restructured Shares at the time of issuance will be in conformity with the Company’s then operative articles of incorporation and bylaws and will not result in a default under or breach of any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its property or assets.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.       The Chronix Shares and Razor Shares have been duly authorized by all requisite corporate action on the part of the Company under the California General Corporation Law (the “CGCL”) and are validly issued, fully paid, and non-assessable.

2.       The Earnout Shares and Restructured Shares have been duly authorized by all requisite corporate action on the part of the Company under the CGCL and, when issued and delivered in accordance with the Merger Agreement and the Chronix Agreements, respectively, will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Merger Agreement, the Purchase Agreement, the Minority Purchase Agreements, the Chronix Agreements or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the CGCL as of the date hereof, and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON llp